LEASE AGREEMENT WITH OPTION TO PURCHASE

THIS LEASE AGREEMENT WITH OPTION TO PURCHASE (the “Agreement”) is made, entered into and effective as of this 1st day of December, 2005, by and between THE BREWER FAMILY CHARITABLE REMAINDER ANNUITY TRUST NO. 1, with an address of P.O. Box 1710, Ponca City, Oklahoma 74602, ATTN: Larry J. Bartlett, Trustee (“Landlord”), and SHUMATE MACHINE WORKS, INC., 12060 FM 3083, Conroe, Texas 77301, ATTN: Larry C. Shumate (“Tenant”).

WITNESSETH:

For and in consideration of the covenants and agreements hereafter set forth, the parties hereto agree as follows:

1. Premises. Landlord hereby leases, demises and lets unto Tenant, and Tenant hereby leases from Landlord upon the covenants, conditions and terms herein provided, a portion of certain real property having a street address of 1011 Beach-Airport Road, Conroe, Texas 77301, as more fully described on Exhibit “A” attached hereto, together with all buildings and other improvements located thereon, hereafter collectively referred to as the “Premises.”

2. Term. Unless sooner terminated under the provisions of this Agreement, the term of this Agreement (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall expire on the day before the third year anniversary of the Commencement Date.

3. Condition to Occupancy. Tenant shall, at Tenant’s own expense and as soon as practicable after execution of this Agreement, cause the electrical service to the improvements located on the Premises (the “Building”) to be separately metered in such a manner that the portion of the Building being sublet by Tenant back to Landlord under the sublease agreement executed contemporaneously herewith shall have its own electrical meter and the remainder of the electrical service to the Building shall have a separate meter. Tenant agrees and acknowledges that completion of the separate metering of electrical service shall be a condition precedent to Tenant’s occupancy of the building for purposes of conducting Tenant’s business of manufacturing.

4. Rent. Tenant shall pay Landlord a base monthly rental (the “Rent”) in the amount of $14,149.21 per month. Rent shall be payable on the 1st day of each month during the Term, except that the first installment of Rent shall be payable (on a prorated basis as provided in the following sentence) on the Commencement Date. If this Agreement shall commence on a day other than the 1st day of a month, or expire on a day other than the last day of a month, the installment of Rent for such month shall be prorated based on a ratio, the numerator of which shall be the number of days during such month that this Agreement was in effect and the denominator of which shall be the total number of days in such month. Rent shall be mailed or delivered to Landlord at Landlord’s address stated above or to such other place as Landlord may from time to time designate in writing.

5. Taxes. Tenant shall pay all ad valorem taxes levied, assessed or imposed upon or against the Premises during the term of this Agreement. Ad valorem taxes for which Tenant is liable and which are levied or assessed for the year in which this Agreement commences shall be prorated based on a ratio, the numerator of which shall be the number of days during such year that this Agreement was in effect and the denominator of which shall be the total number of days in such year. Additionally, Tenant agrees to pay all taxes and assessments levied, assessed or imposed upon or against any of the personal property of Tenant now or hereafter placed by tenant in or upon the Premises. Tenant shall also pay all use, license, sales and permit fees and taxes which may at any time during the term of this Agreement be imposed upon or with respect to or as a result of any use made of the Premises by Tenant. Tenant shall additionally pay any assessments for special improvements, including, but not limited to, widening of exterior roads, installation or hook-up to sewer lines, sanitary and storm drainage systems and other lines and installations.

6. Insurance. Tenant shall maintain during the term of this Agreement standard “all risk insurance coverage” on the Premises in an amount equal to the full replacement cost of all improvements located on the Premises. Tenant shall further maintain a policy or policies of commercial general liability insurance, with the premiums fully paid on or before the due dates, issued and binding upon a solvent insurance company properly authorized to do business in the State of Texas, such insurance to afford minimum protection of not less than $1 million for personal injury or death in any one occurrence and not less than $1 million for property damage in any one occurrence. All such policies of insurance mentioned in this paragraph 6 of this Agreement shall be issued by a reputable company acceptable to Landlord and shall show Landlord as an additional insured/loss payee as Landlord’s interest may appear, and such company or companies shall be instructed to notify landlord of any lapse or anticipated cancellation or termination of coverage within a reasonable time so as to permit Landlord, at its option, to pay such premiums to keep such insurance coverage in force and effect.

7. Utilities. Tenant acknowledges that Landlord has provided water, electricity, gas, sewage and telephone connections to the Premises. Tenant shall be responsible for payment of all charges for electricity, water, sewage and other services billed to or on account of the Premises, excepting only electricity usage under the separately metered portion of the Building subleased by Tenant to Landlord as hereinbefore referenced in paragraph 3. No interruption in utility services, whether rending the Premises untenantable or otherwise, shall be the basis for abatement of Rent and Tenant shall remain obligated for Rent notwithstanding any such interruption in service.

8. Maintenance, Repairs, Replacements and Services. Tenant, at its own risk and expense, shall maintain and keep in good operational repair the walls, roof, foundation and other structural portions of the Premises and all water and service lines, sewer, gas, wiring and public utility connections and all utility lines and duets which serve the Premises. Tenant shall promptly make and complete any such repairs and shall repair any and all damage to the Premises which may result from its failure to make or delay in promptly making the same. Additionally, Tenant shall, at its own risk and expense, maintain and keep in good operational repair (reasonable wear and tear and damage by casualty excepted) all other portions of the Premises, including, but not limited to, plumbing pipes and fixtures, electrical wiring and fixtures, windows, doors and door locks, walls, floor coverings and carpets, air conditioning, ventilating and heating systems and lighting. Tenant, at its own risk and expense, shall provide routine care for the lawn and shrubbery. Tenant shall maintain the Premises in a clean and orderly condition and shall, at its own cost and expense, provide janitorial and cleaning services to the Premises and shall not permit accumulation of waste or refuse matter on the Premises. Tenant has inspected and knows the condition of the Premises and has accepted the Premises in good order and condition at the Commencement Date. Tenant warrants that the Building and improvements on the Premises, as well as the grounds, parking areas, fences and adjoining properties have been fully examined by Tenant and that Tenant has reviewed the survey map of the Premises and Tenant takes the same “AS IS,” with no warranties, express or implied. Tenant further acknowledges that it has satisfied itself that the Premises and the Building are in compliance with all local, state and federal ordinances, laws, statutes and regulations of every nature whatsoever, and Tenant agrees that Tenant shall be solely liable for making any improvements, alterations or modifications of the Premises that may be required by any state, county, city or federal agency for the safety or convenience of any invitees or employees of Tenant, subject to Landlord’s approval in writing of such alterations, modifications or improvements. Tenant’s obligations hereunder shall include, without limitation, any alterations, modifications or improvements necessary to be or remain in compliance with regulations promulgated by the Occupational Safety and Health Administration or required under the Americans With Disabilities Act or the Texas Health and Safety Code.

9. Use of the Premises. Subject to the provisions hereof, Tenant shall have the right to occupy and use the Premises for all lawful commercial purposes. Tenant shall not permit to be conducted on the Premises any business which is contrary to any valid municipal, state or federal law as then interpreted and enforced. If there are applicable restrictions and/or property owner association rules affecting the Premises, Tenant will have been deemed to have reviewed the same and accepted said restrictions/rules as part of this Agreement and will have determined that said restrictions and/or rules do not materially prevent tenant from using the Premises as intended under this agreement. No warranty has been made by Landlord as to whether or not the business use contemplated herein can be conducted or can be safely or lawfully conducted on the Premises.

10. Alterations, Additions, Changes and Improvements. Tenant shall not make any structural or non-structural alterations, additions, changes or improvements to the Premises without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

11. Sublease/Assignment. Except for the sublease of a portion of the Premises by Tenant to Landlord, as referenced in paragraph 3 hereof, said sublease to be executed contemporaneously herewith, Tenant shall not assign this agreement nor sublet the Premises, in whole or in part, during the term hereof.

12. Signs. Tenant, at its sole risk and expense, shall have the right to install upon the Premises signs identifying Tenant’s business. Tenant shall maintain any sign that it places on the Premises in good order and condition.

13. Casualty. In the event the Premises are damaged by fire or other casualty, Tenant shall remain fully liable hereunder and shall not be entitled to any abatement or reduction of Rent during the period required for repair or replacement of any part of the Premises.

14. Quiet Enjoyment. Landlord represents, warrants and covenants that upon paying Rent and performing the covenants on its part to be performed hereunder Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term aforesaid.

15. Right of Access. Landlord and its representatives may enter the Premises after reasonable notice to Tenant, at any reasonable time and in a manner which does not interfere with Tenant’s ability to conduct its business in the ordinary course for the purpose of inspecting the Premises and ensuring that Tenant is in compliance with its obligations hereunder.

16. Holding Over. In the event Tenant does not exercise its option to purchase as hereinafter provided, this Agreement shall expire at the end of the Term hereof and absent further written agreement to the contrary, Tenant shall not hold over and shall vacate the Premises at the expiration of the Term.

17. Condemnation. If the whole of the Premises or such portion thereof as will make the Premises unusable for Tenant’s purposes be condemned by any legally constituted authority for any public use or purpose, then, in either of said events, the Term shall cease from the time when possession thereof is taken by public authorities and Rent and other charges due under this Agreement shall be accounted for as between Landlord and Tenant as of that date. Any awards from a condemning authority attributable to the Premises shall be awarded to Landlord.

18. Default. It is mutually agreed that: (i) in the event Tenant shall default in the payment of any monetary amount herein reserved when due and shall fail to cure said default within five (5) days after written notice thereof from Landlord; or, (ii) if Tenant shall be in default of performing any of the non-monetary terms or provisions of this Agreement on its part to be performed, and such default continues after notice from Landlord for more than fifteen (15) days, then and in either such even Landlord may exercise any and all legal or equitable remedies afforded Landlord under Texas law, including, but not limited to, the right to terminate this Agreement or the Tenant’s right of possession of the Premises and/or bring an action against Tenant for damages. It is further mutually agreed that in the event Landlord shall be in default in performing any of the terms or provisions of this Agreement on its part to be performed and such default continues after notice from Tenant for more than thirty (30) days, then and in such event Tenant may exercise any and all legal or equitable remedies afforded Tenant under Texas law, including, but not limited to, the right to bring an action against Landlord for damages. In any action or proceeding brought by either party against the other under this Agreement or relating to the Premises, the prevailing party shall be entitled to recover from the other party investigation costs and attorneys’ fees, court costs and other legal expenses incurred by such party in such action or proceeding as the court may find to be reasonable.

19. Landlord’s Lien. Except as restricted by law, Tenant grants unto Landlord a contractual landlord’s lien against all of Tenant’s effects, inventory, fixtures, appliances, goods, wears, trademarks and equipment located on said Premises to secure Tenant’s performance hereunder and Landlord shall not be liable to Tenant for any damage arising out of the attempt to perfect and enforce this lien. This contractual Landlord’s lien is in addition to and not in lieu of any other statutory and/or constitutional landlord’s liens.

20. Indemnification. Tenant agrees to indemnify and hold Landlord harmless from any and all claims and/or liability arising out of the operation of Tenant’s business and arising out of Tenant’s use of the Premises, and agrees to indemnify Landlord against all costs, expenses, lost time, attorneys’ fees, expert fees, court reporter fees, court costs, interest and penalties arising out of any claim involving Tenant’s use of the Premises and/or Tenant’s business. Any and all such expenses incurred by Landlord hereby shall bear interest at 18% per annum from the date said cost, expense or loss is incurred or paid. Landlord shall be entitled, but not obligated, at Landlord’s sole option, to perform any obligation or expend any sums required to be performed or expended by tenant hereunder and shall be entitled to be reimbursed by Tenant upon written demand, together with interest as hereinbefore specified.

21. Notice. Any notice, communication, request, reply or advice, herein severally and collectively for convenience called “Notice,” in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing and may be given or served by depositing the same in the Untied States Mail, postage prepaid, certified and addressed to the party to be notified with return receipt requested or by reputable overnight courier service or by facsimile. Notice deposited in the mail in the manner hereinabove described shall be effective unless otherwise stated herein on the 3rd day, exclusive of Saturdays, Sundays and postal holidays, after it is so deposited. Notice given in any manner other than for herein shall be effective only if and when received by the party to be notified. Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given pursuant to this paragraph shall be deemed to be receipt of the Notice sent. For purposes of Notice, the addresses of the parties shall, until changed as herein provided, be as set forth on the cover page of this Agreement. However, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any other address within the continental United States by at least fifteen (15) days written notice to the other party; provided, however, no party may designate more than one such place and address to receive Notices pursuant to the terms hereof.

22. Grant of Option. For and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord does hereby grant, bargain and sell to Tenant the exclusive right and option for and during the Option Period as defined hereinbelow to purchase the Premises in accordance with the terms and provisions herein contained.

23. Exercise of Options. Provided that Tenant is not in default under this Agreement, the option to purchase herein granted may be exercised by Tenant at any time within the Option Period by written notice from Tenant to Landlord, given in strict accordance with the provisions of paragraph 20 hereof. For purposes of this agreement, the Option Period shall mean that period of time from the Commencement Date to and ending on the 90th day preceding the expiration of the Term hereof. In the event of termination of this Agreement prior to expiration of the Term, the Option Period shall immediately and simultaneously thereupon terminate.

24. Failure or Refusal to Exercise Option. In the event Tenant does not exercise the option to purchase within the Option Period and in the manner provided herein, then Tenant shall have no further right or option to purchase the Premises and the consideration for this option shall be retained by Landlord.

25. Agreement to Sell and Purchase. Upon the timely and proper exercise of the option herein granted, Landlord agrees to sell and convey the Premises to Tenant, and Tenant hereby agrees to purchase and pay Landlord for the Premises.

26. Purchase Price. The Purchase Price to be paid by Tenant to Landlord for the Premises shall be $1,825,000.00, subject to the following amount to be credited for Rent paid hereunder. The Rent is based upon the amount necessary to amortize the Purchase Price of $1,825,000.00, at 7% interest over a period of 240 months, thereby producing the Rent amount of $14,149.21. Utilizing an amortization schedule, with the variables expressed in the preceding sentence, Tenant shall be entitled to credit against the Purchase Price in an amount equal to the cumulative principal reduction as reflected by such amortization schedule as of the last rent payment by Tenant prior to closing of such purchase and sale of the Premises. As hereinafter used, the term “Purchase Price” shall refer to the Purchase Price of $1,825,000.00, and adjusted as set forth in this paragraph 26. By way of example, in the event Tenant exercises its option to purchase as of the termination of this Agreement (i.e., Tenant has made 36 full installments of Rent), Tenant shall be entitled to credit for Rent paid hereunder in the total amount of $139,890.18, thereby making the Purchase Price $1,685,109.82.

27. Payment of Purchase Price. The Purchase Price shall be payable to Landlord by Tenant at closing, in cash or by cashier’s check or wire transfer of funds.

28. Title Policy. Landlord shall furnish to Tenant, at Tenant’s expense, an owner policy of title insurance issued by a reputable title insurance company acceptable to Tenant, licensed to do business in the State of Texas, in an amount not less than the Purchase Price, dated at or after closing, insuring Tenant against loss under the provisions of the title policy subject to the promulgated exclusions including existing building and zoning ordinances and the following exceptions;

(i)	restrictive covenants, if any;
(ii)	standard printed exception for standby fees, taxes and assessments;
(iii)	liens created as part of any financing by Tenant of the Purchase Price;
(iv)	easements of record;
(v)	reservations or exceptions otherwise permitted by this Agreement or as may be approved by Tenant in writing;
(vi)	standard printed exception as to marital right;
(vii)	standard printed exception as to waters, tide lands, beaches, streams and related matters;
(viii)	standard printed exception as to discrepancies, conflicts, shortages in area for boundary lines, encroachments or protrusions or overlapping improvements.

29. Commitment. Within twenty (20) days after the title company receives a copy of this Agreement, along with Tenant’s written notice of exercise of the option to purchase, Landlord shall furnish to Tenant a commitment for title insurance (the “Commitment”), at Tenant’s expense, along with legible copies of restrictive covenants and documents, if any, evidencing exceptions in the Commitment (“Exception Documents”) other than standard printed exceptions. Landlord authorizes the title to mail or to hand-deliver the Commitment and Exception Documents to Tenant at Tenant’s address set forth herein. If the Commitment and Exception Documents are not delivered to Tenant within the specified tie, the time for delivery will automatically be extended up to fifteen (15) days or to the closing date, whichever is earlier.

30. Survey. Within twenty (20) days after receipt of the exercise of the option to purchase, Tenant shall cause the Premises to be surveyed, at Tenant’s expense, in order to obtain an accurate legal description of the Premises.

31. Objections. Within ten (10) days after Buyer receives the Commitment, Exception Documents and the survey, Tenant may object in writing to defects, exceptions or encumbrances to the title other than those items set forth in paragraph 28 hereof. Tenant’s failure to object within the time allowed will constitute a waiver of Tenant’s right to object. Landlord shall timely cure objections of Tenant or any third party lender within a reasonable time after Landlord receives the objections and the closing date will be extended as necessary.

32. Date and Place of Closing. The closing hereunder shall occur at such place as to which Landlord and Tenant may agree. Except as herein provided, the closing date shall be on or before sixty (60) days following Landlord’s receipt of Tenant’s exercise of the option to purchase. In the event the closing date occurs after expiration of the Term of the Agreement hereunder, Tenant shall continue to pay Rent from the expiration of the term until the closing date.

33. Closing Deliveries. At closing Landlord shall execute and deliver a General Warranty deed conveying title to the Premises to Tenant and showing no additional exceptions to those permitted in paragraph 28 hereof. Tenant shall deliver to Landlord the Purchase Price in a form as hereinbefore set forth.

34. Settlement and Other Expenses. At closing, Landlord shall be responsible for payment of all expenses relating to releases of existing liens, tax statements or certificates, preparation of the General Warranty Deed and one-half of the escrow fee. Tenant shall be responsible for all other expenses, including but not limited to, loan expenses, appraisal fees, loan application fees, credit report, preparation of loan documents, interest on notes from date of disbursement to date of first payment, recording fees, copies of easements and restrictions, mortgagee title policy with endorsements required by lender, owner’s policy of title insurance and commitment therefor, loan-related inspection fees, photos, amortization schedules, one-half of escrow fee, transfer fees for cooperative or associate membership for utility services and any prepaid items which may be required by Tenant’s lender.

35. Waiver of Warranty. Sale of the Premises hereunder shall be “AS IS.” ALL IMPLIED WARRANTIES OF FITNESS, SUITABILITY OR HABITABILITY REGARDING THE PREMISES ARE EXPRESSLY WAIVED BY TENANT TO THE EXTENT PERMITTED BY LAW. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, GOOD WORKMANSHIP AND/OR GOOD FAITH AND FAIR DEALINGS PRESENTLY EXISTING OR TO COME INTO EFFECT BECAUSE OF ANY OF THE DUTY CREATED HEREUNDER ARE SPECIFICALLY WAIVED BY THE PARTIES HERETO.

36. Entire Agreement. This Agreement shall constitute the entire agreement of the parties hereto with respect to the subject matter hereof. All prior agreements between the parties with respect to the subject matter hereof, whether written or oral, are superseded by this agreement and shall be of no force and effect. This Agreement cannot be changed, modified or discharged orally, but only by an agreement in writing signed by the parties hereto.

37. Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

38. Construction. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires. This Agreement shall be construed without regard to the identify of the party who drafted the various provisions hereof. Moreover, each and every provision of this Agreement shall be construed as though all parties hereto participated equally in the drafting thereof. As a result of the foregoing, any rule or construction that a document is to be construed against the drafting party shall not be applicable hereto.

39. Paragraph Headings. The paragraph headings are inserted only for convenience and in no way define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

40. Relationship of Parties. Nothing contained herein shall be deemed or construed as creating a relationship of principal and agent or of partnership or a joint venture between the parties hereto, it being agreed that no provision herein contained nor any acts of the parties herein shall be deemed to create any relationship between the parties hereto, other than the relationship of Landlord and Tenant.

41. Cumulative Effect. Unless expressly provided to the contrary in this Agreement, each and every one of the rights, remedies and benefits provided by this Agreement shall be cumulative and shall not be exclusive of any other such rights, remedies or benefits allowed by law. The failure of Landlord or Tenant to enforce against the other any provision, covenant or condition herein by reason of either of them committing any breach of or default under this Agreement shall not be deemed a waiver thereof, nor void or affect the right of the agreed party to enforce the same covenant or condition on the occasion of any subsequent breach or default; nor shall the failure of either party to exercise any option in this Agreement upon any occasion arising therefor be deemed or construed to be a waiver of the right to exercise that same kind of option upon any subsequent occasion, except as expressly provided to the contrary herein.

42. Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

43. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

44. Memorandum of Lease Agreement. A memorandum of this Agreement in the form attached hereto as Exhibit “B” shall be executed and recorded by Landlord and Tenant as soon as practicable after the Commencement Date.

IN WITNESS WHEREOF, this Agreement is executed in multiple originals as of the date first above written.

THE BREWER FAMILY CHARITABLE
REMAINDER ANNUITY TRUST NO. 1

By: /s/ Larry J. Bartlett, Trustee
Larry J. Bartlett, Trustee

SHUMATE MACHINE WORKS, INC.

By: /s/ Larry C. Shumate
Larry C. Shumate, President

Exhibit “A”

PREMISES DESCRIPTION

The buildings occupied as a shop or warehouse, excepting approximately the West 250 feet of the shop building presently occupied by Modco Industries Incorporated, as a closure, manufacturing and warehouse facility, and in addition thereto approximately 600 square feet of office space presently occupied by Modco Industries Incorporated, said building being located on a tract of land beginning at a ½” Iron Rod for the Southwest corner of the herein described tract at the SW corner of Block 3 of a division of the Baseke Survey, and the NW corner of Airport Heights Subdivision, map or which is recorded in Volume 7, Page 377, Map Records of Montgomery County, Texas; thence N 14˚ 38’ 25” W a distance of 640.86 feet to an axle at the NW corner of Block 4 of the Subdivision of the Baseke Survey in the S Line of that certain 20-acre tract described in Volume 233, Page 235, Deed Records of Montgomery County, Texas; thence N 75˚ 19’ 28” E with a S Line and the S Line of that certain 17.97-acre tract described in Volume 613, Page 260, Deed Records of Montgomery County, Texas, a distance of 1142.00 feet to a ½” Iron Rod in the W Line of the Airport Beach County Highway; thence S 28˚ 45’ 52” E with a W Line a distance of 659.77 feet to a ½” iron Rod for the SE corner of the herein described tract; thence S 75˚ 17’ 00” W with a N Line of Airport Heights Subdivision a distance of 1303.00 feet to the place of beginning, containing 17.973 acres of land, more or less.

LESS AND EXCEPT all of that portion of the above-described tract lying N of the Center Line of a 60’ right-of-way which intersects with Airport Beach County Highway and runs approximately through the center of the tract to its Westerly boundary.

Exhibit “B”

MEMORANDUM OF LEASE AGREEMENT

STATE OF TEXAS           )
                     ) ss:
COUNTY OF MONTGOMERY      )

The Brewer Family Charitable Remainder Annuity Trust No. 1, Larry J. Bartlett, Trustee “Landlord,” and Shumate Machine Works, Inc., “Tenant,” do hereby declare this Memorandum of Lease Agreement s of the 1st day of December, 2005.

1. Pursuant to a Lease Agreement dated December 1, 2005 (the “Lease”), Landlord has leased to Tenant and Tenant has leased from Landlord the real property described in Exhibit “A” attached hereto, and by this reference incorporated herein, and all improvements located on such real property (the “Premises”) pursuant and subject to the terms, covenants and conditions contained in the Lease.

2. The term of the Lease commenced on the date of the Lease (“Commencement Date”) and unless extended or earlier terminated in accordance with the terms and provisions of the Lease continues until the day before the third year anniversary of the Commencement Date.

3. In the Lease, Landlord granted to Tenant an option to purchase the Premises (the “Option”) pursuant to all terms and conditions contained therein and further providing that if not exercise prior to the end of the term of the Lease, the Option would expire and Tenant would have no further right to purchase the Premises.

4. This memorandum is intended only as notice of the Lease and the Option and is not to be construed as a summary thereof and in no way modifies any of the terms of the Lease. In the event the terms contained herein should conflict with the terms and conditions of the Lease, the Lease shall control.

THE BREWER FAMILY CHARITABLE
REMAINDER ANNUITY TRUST NO. 1

By: /s/ Larry J. Bartlett, Trustee
Larry J. Bartlett, Trustee

SHUMATE MACHINE WORKS, INC.

By: /s/ Larry C. Shumate
Larry C. Shumate, President

ACKNOWLEDGMENT

STATE OF OKLAHOMA            )
                                                         ) ss:
COUNTY OF KAY                       )

Before me, the undersigned, a Notary Public in and for said County and State, on this 22nd day of November, 2005, personally appeared Larry J. Bartlett, to me known to be the identical person who signed the name of the maker thereof to the within and foregoing instrument as Trustee of The Brewer Family Charitable Remainder Annuity Trust No. 1, and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said Trust, for the uses and purposes therein set forth.

Given under my hand and seal the day and year last above written.

My Commission Expires:	/s/ Cynthia Ann Holmes
Aug. 26, 2006	Notary Public # 02014533

ACKNOWLEDGMENT

STATE OF OKLAHOMA            )
                                                         ) ss:
COUNTY OF KAY                       )

Before me, the undersigned, a Notary Public in and for said County and State, on this 22nd day of November, 2005, personally appeared Larry C. Shumate, to me known to be the identical person who signed the name of the maker thereof to the within and foregoing instrument as President of Shumate Machine Works, Inc., and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

               Given under my hand and seal the day and year last above written.

My Commission Expires:	/s/ Debra Schalabra
Aug. 4, 2007	Notary Public #__________

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